Manning & Napier Fund, Inc. 485BPOS

Exhibit 99(e)(1)(a)

AMENDED AND RESTATED DISTRIBUTION AGREEMENT
SCHEDULE A
May 20, 2025

The following is a restatement to the existing Schedule A of the Amended and Restated Distribution Agreement between the Manning & Napier Fund, Inc. and Manning & Napier Investor Services, Inc.:

Name of Series

Callodine Equity Income Series
Core Bond Series
Credit Series
Disciplined Value Series
Diversified Tax Exempt Series
Equity Series
High Yield Bond Series
Overseas Series
Pro-Blend Maximum Term Series
Pro-Blend Conservative Term Series
Pro-Blend Moderate Term Series
Pro-Blend Extended Term Series
Rainier International Discovery Series
Systematic High Yield Bond Series
Unconstrained Bond Series